UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 8-K
                               CURRENT REPORT

   Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): July 13, 2007

                                Con-way Inc.
           (Exact name of registrant as specified in its charter)

            Delaware                     1-5046              94-1444798
---------------------------------   -----------------   -------------------
  (State or other jurisdiction         (Commission       (IRS Employer
        of incorporation)             File Number)      Identification No.)

 2855 Campus Drive, Suite 300, San Mateo, California         94403
-----------------------------------------------------   -------------------
      (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code:  (650) 378-5200

        (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [ ] Written communications pursuant to Rule 425 under the Securities Act
     (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))















Item 1.01      Entry into a Material Definitive Agreement

On July 13, 2007, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Transportation Resources, Inc. ("TRI"), a Missouri corporation, Seattle Acquisition Corporation, a newly formed Missouri corporation and wholly owned subsidiary of ours ("Merger Sub"), the Shareholders' Agent (as defined in the Merger Agreement) and certain shareholders (the "Selling Shareholders") of TRI, pursuant to which we will acquire TRI for an aggregate purchase price of $750 million, subject to adjustment. TRI is the privately-held holding company for (among other entities) Contract Freighters, Inc., a truckload carrier headquartered in Joplin, Missouri.

The Merger Agreement provides for the merger of Merger Sub with and into TRI (the "Merger"), with TRI continuing as the surviving corporation and our wholly-owned subsidiary. In the Merger, all shares of TRI common stock will be converted into the right to receive a proportionate share of the consideration in cash (without interest).

The Merger Agreement contains customary representations, warranties and covenants, and consummation of the Merger is subject to customary conditions, including (1) the affirmative vote of holders of two-thirds of TRI's outstanding shares of common stock, (2) expiration or termination of the applicable Hart-Scott-Rodino waiting period, (3) subject to certain exceptions, the accuracy of the representations and warranties made by the parties, (4) completion of satisfactory due diligence by us and (5) the absence of any material adverse effect on TRI. A portion of the aggregate consideration will be placed in escrow to satisfy certain indemnification obligations of TRI and its shareholders. Separately, we have entered into an agreement with holders of approximately 92% of TRI's outstanding shares of common stock, pursuant to which they have committed to vote their shares in favor of the Merger.

The Merger Agreement has been approved by TRI's Board of Directors. Further, TRI's Board of Directors has determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interest of TRI and its shareholders. Neither the Merger nor any of the transactions contemplated by the Merger Agreement require approval by our shareholders.

We expect the transaction to close in the third calendar quarter of 2007.




FORWARD-LOOKING STATEMENTS

Certain statements in this Form 8-K constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding Con-way's estimated future contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the outcome of any claims that may be brought against Con-way, any statements regarding future economic conditions or performance, any statements of estimates or belief, any statements regarding the proposed acquisition of Transportation Resources, Inc. and proposed related financing, and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of Con-way's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices or fuel surcharges, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility that Con-way may, from time to time, be required to record impairment charges for long-lived assets, the proposed acquisition of Transportation Resources, Inc and proposed related financing (including without limitation the possibility that such acquisition may not be consummated due to failure of regulatory approval or other closing conditions to be satisfied, risks relating to the financing, integration risks and risks that acquisition synergies are not realized), the possibility of defaults under Con-way's $400 million credit agreement and other debt instruments (including without limitation defaults resulting from unusual charges), and the possibility that Con-way may be required to repay certain indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, matters relating to the 1996 spin-off of Consolidated Freightways Corporation ("CFC"), including the possibility that CFC's multi-employer pension plans may assert claims against Con-way, matters relating to the sale of Menlo Worldwide Forwarding, Inc., including Con-way's obligation to indemnify the buyer for certain losses in connection with the sale, and matters relating to Con-way's defined benefit pension plans. The factors included herein and in Item 7 of Con-way's 2006 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.














Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number    Exhibit Title or Description
--------------    -------------------------------
 99.1             Press Release dated July 16, 2007













                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                CON-WAY INC.



                                By: /s/ Kevin C. Schick
                                    --------------------
                                Name:   Kevin C. Schick
                                Title: Chief Financial Officer
 Date: July 16, 2007